EXHIBIT 33.1

LONG BEACH ACCEPTANCE CORPORATION'S REPORT ON ASSESSMENT OF COMPLIANCE WITH
SERVICING CRITERIA

Long Beach Acceptance Corporation (the "Asserting Party") is responsible for assessing compliance as of December 31, 2006 and for the period from May 16,
2006 (the date of issuance of Long Beach Auto Receivables Trust 2006-A transaction subject to the requirements of Regulation AB) through December 31,
2006 (the "Reporting Period") with the servicing criteria set forth in Title 17,
Section 229.1122(d) of the Code of Federal Regulations (the "CFR"), except for criteria 1122(d) 4(ix), 1122(d) 4(x), 1122(d) 4(xi), 1122(d) 4(xii), and 1122(d)
4(xiii) which the Asserting Party has concluded are not applicable to the servicing activities it performs with respect to the asset-backed securities transactions covered by this report (the "Applicable Servicing Criteria"). The transactions covered by this report include Long Beach Auto Receivables Trust
2006-A and Long Beach Auto Receivables Trust 2006-B (the "Platform").

Third parties classified as vendors: With respect to servicing criteria
1122(d)(2)(i) we have engaged various vendors to serve as repositories for customer payments (i.e. a lockbox bank and third party money wire transfer providers) as required by the servicing criteria. We have determined that none of the vendors are a "servicer" as defined in Item 1101(j) of Regulation AB, and we elect to take responsibility for assessing compliance with the portion of the servicing criteria applicable to each vendor as permitted by Interpretation
17.06 of the SEC Division of Corporation Finance Manual of Publicly Available
Telephone Interpretations ("Interpretation 17.06"). We have policies and procedures in place to provide reasonable assurance that each vendor's activities comply in all material respects with the servicing criteria applicable to each vendor. We are solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria.

1.    The Asserting Party has assessed its compliance with the Applicable
      Servicing Criteria as of December 31, 2006 and for the Reporting Period
      and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria with respect to the
      Platform taken as a whole.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on the undersigned's assessment of compliance with the Applicable Servicing Criteria as of December 31, 2006, and for the Reporting
Period as set forth in this assertion.

Date: March 29, 2007                           Long Beach Acceptance Corporation

      /s/ Stephen W. Prough
      ----------------------
      Stephen W. Prough, Chairman, President and Chief Executive Officer

      /s/ Michael J. Pankey
      ----------------------
      Michael J. Pankey, Executive Vice President and Chief Financial Officer

      /s/ Maureen E. Morley
      ---------------------
      Maureen E. Morley, Vice President and Controller

      /s/ Michael Butler
      -----------------------------
      Michael Butler, Vice President and Treasurer